Exhibit 99.1

FitLife Brands Announces Fourth Quarter and Full-Year 2025 Results

OMAHA, NE – April 1, 2026 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the fourth quarter and full year ended December 31, 2025.

Highlights for the fourth quarter ended December 31, 2025 include:

●	Total revenue was $25.9 million, an increase of 73% compared to the fourth quarter of 2024.

●	Wholesale revenue was $15.5 million, or 60% of total revenue, an increase of 213% compared to the fourth quarter of 2024.

●	Online revenue was $10.5 million, or 40% of total revenue, an increase of 4% compared to the fourth quarter of 2024.

●

Excluding the amortization of the inventory step-up related to the Irwin acquisition, gross margin was 37.0% compared to 41.4% during the fourth quarter of 2024, with the decline in gross margin primarily attributable to the acquisition of Irwin, which historically operated at a lower gross margin than Legacy FitLife.

●

Net income was $1.6 million compared to $2.1 million during the fourth quarter of 2024, with the decline driven primarily by transaction expense and amortization of the inventory step-up associated with the acquisition of Irwin.

●	Basic earnings per share and diluted earnings per share were $0.17 and $0.16, respectively, compared to $0.23 and $0.21 during the fourth quarter of 2024.

●	Adjusted EBITDA was $3.5 million, a 14% increase compared to the fourth quarter of 2024.

●

Sales of Irwin products on Amazon scaled from zero at the beginning of the quarter to approximately $0.5 million in the month of December; subsequent to the end of the fourth quarter, Irwin revenue on Amazon has continued to scale to approximately $0.8 million monthly.

Highlights for the year ended December 31, 2025 include:

●	The Company completed the acquisition of Irwin Naturals (“Irwin”) on August 8, 2025

●	Total revenue was $81.5 million, an increase of 26% compared to the prior year.

●	Wholesale revenue was $39.7 million, or 49% of total revenue, an increase of 84% compared to the prior year.

●	Online revenue was $41.8 million, or 51% of total revenue, a decrease of 3% compared to the prior year.

●

Excluding the amortization of the inventory step-up related to the Irwin acquisition, gross margin was 39.9% compared to 43.6% during 2024, with the decline in gross margin primarily attributable to the acquisition of Irwin, which historically operated at a lower gross margin than Legacy FitLife

●	Net income was $6.3 million compared to $9.0 million during 2024.

●	Basic earnings per share and diluted earnings per share were $0.68 and $0.63, respectively, compared to $0.98 and $0.91 during the prior year.

●	Adjusted EBITDA was $14.0 million compared to $14.1 million in the prior year.

●	The Company ended the year with $39.1 million outstanding on its term loan and $5.6 million outstanding on its revolving line of credit.

For the fourth quarter ended December 31, 2025, total revenue was $25.9 million, an increase of 73% compared to $15.0 million during the same period last year. Online revenue for the quarter was $10.5 million, an increase of 4% compared to the quarter ended December 31, 2024. Online revenue accounted for 40% and 67% of the Company’s total revenue during the quarters ended December 31, 2025 and 2024, respectively.

Wholesale revenue for the quarter ended December 31, 2025 was $15.5 million, more than tripling the $4.9 million from the same period last year. The Company’s recent acquisition of Irwin contributed $11.2 million of wholesale revenue for the quarter ended December 31, 2025, while Legacy FitLife wholesale revenue declined $0.7 million, or 14%, compared to the same period last year.

For the year ended December 31, 2025, total revenue was $81.5 million, an increase of 26% compared to $64.5 million in the prior year. Online revenue for the full year was $41.8 million, a 3% decrease compared to $43.0 million in the prior year. Wholesale revenue for the full year was $39.7 million, an increase of 84% compared to $21.5 million in the prior year.

Gross margin for the quarter ended December 31, 2025 was 34.5% compared to 41.4% during the same period in the prior year. Gross margin for the quarter was adversely affected by $0.7 million of amortization of the inventory step-up related to the inventory acquired in the Irwin transaction. Excluding the amortization of the inventory step-up, gross margin for the quarter would have been 37.0%.

Gross margin for the full year ended December 31, 2025 was 38.6% compared to 43.6% during the prior year. Gross margin was adversely affected by $1.0 million of amortization of the inventory step-up related to the inventory acquired in the Irwin transaction. Excluding the amortization of the inventory step-up, gross margin for fiscal 2025 would have been 39.9%

Net income for the fourth quarter of 2025 was $1.6 million compared to $2.1 million during the quarter ended December 31, 2024. Basic and diluted earnings per share were $0.17 and $0.16 respectively, compared to $0.23 and $0.21 during the fourth quarter of 2024.

Net income for the year ended December 31, 2025 was $6.3 million compared to $9.0 million during the prior year. Basic and diluted earnings per share decreased 31% to $0.68 and $0.63 earnings per share, respectively, when compared to the prior year.

Adjusted EBITDA for the quarter ended December 31, 2025 was $3.5 million, an increase of 14% compared to the same period in 2024. Adjusted EBITDA for the year ended December 31, 2025 was $14.0 million, a 1% decrease compared to $14.1 million during the prior year.

As of December 31, 2025, the Company had $39.1 million outstanding on its term loan and $5.6 million outstanding on the revolver, and cash of $1.6 million, or total net debt of approximately $43.1 million.

Performance of Brands

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exceptions, other operating expenses incurred by the Company are generally not allocable to a specific brand or collection of brands.

Legacy FitLife consists of thirteen brands, and Irwin consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)
	2024	2025
	Q4	Q1	Q2	Q3	Q4
Wholesale revenue	4,939	5,306	5,696	6,686	4,238
Online revenue	10,074	10,630	10,431	9,978	9,028
Total revenue	15,013	15,936	16,127	16,664	13,266
Gross profit	6,212	6,874	6,904	6,542	5,395
Gross margin	41.4%	43.1%	42.8%	39.3%	40.7%
Advertising and marketing	979	1,053	1,191	1,285	1,077
Contribution	5,233	5,821	5,713	5,257	4,318
Contribution as a % of revenue	34.9%	36.5%	35.4%	31.5%	32.5%

For the fourth quarter of 2025, revenue for Legacy FitLife (which now includes MusclePharm as well as MRC) declined 12% compared to the same period last year due to declines in both online and wholesale revenue.

Online revenue decreased by 10% compared to the fourth quarter of 2024, primarily driven by lower online sales from MRC and MusclePharm, partially offset by higher online revenue from the other Legacy FitLife brands.  Wholesale revenue decreased 14% as compared to the fourth quarter of 2024.

Gross margin for Legacy FitLife decreased to 40.7% during the fourth quarter of 2025 compared to 41.4% during the fourth quarter of last year. Contribution as a percentage of revenue decreased to 32.5% compared to 34.9% during the fourth quarter of last year.

Irwin
(Unaudited)
	2025
	Q3	Q4
Wholesale revenue	6,510	11,216
Online revenue	311	1,428
Total revenue	6,821	12,644
Gross profit	2,194	3,544
Gross margin	32.2%	28.0%
Advertising and marketing	72	182
Contribution	2,122	3,362
Contribution as % of revenue	31.1%	26.6%

The fourth quarter of 2025 is the first full quarter of Irwin’s operating results since the Company acquired Irwin in August 2025. During the quarter, Irwin generated 89% of its revenue from the wholesale channel and 11% from online sales.

Online revenue during the quarter represents transactions through Irwin’s websites as well as through Amazon and other e-commerce platforms. The Company began selling Irwin products on Amazon in mid-October, and sales increased rapidly throughout the quarter to approximately $0.5 million in the month of December.

Normalizing for loss of the customers that occurred prior to the acquisition of Irwin by the Company, as well as for the results of Irwin’s CBD business, which the Company is in the process of exiting, total revenue for Irwin increased approximately 6% in the fourth quarter of 2025 compared to the fourth quarter of 2024.

Irwin generated gross margin of 28.0% and contribution as a percentage of revenue of 26.6% during the fourth quarter of 2025. Excluding amortization of the inventory step-up, Irwin’s gross margin and contribution as a percentage of revenue would have been 33.2% and 31.8%, respectively.

FitLife Consolidated
(Unaudited)
	2024	2025
	Q4	Q1	Q2	Q3	Q4

Wholesale revenue	4,939	5,306	5,696	13,196	15,454
Online revenue	10,074	10,630	10,431	10,289	10,456
Total revenue	15,013	15,936	16,127	23,485	25,910
Gross profit	6,212	6,874	6,904	8,736	8,939
Gross margin	41.4%	43.1%	42.8%	37.2%	34.5%
Advertising and marketing	979	1,053	1,191	1,357	1,259
Contribution	5,233	5,821	5,713	7,379	7,680
Contribution as % of revenue	34.9%	36.5%	35.4%	31.4%	29.6%

For the Company overall, revenue for the fourth quarter of 2025 increased 73%, gross profit increased 44%, and contribution increased 47% compared to the fourth quarter of 2024.

Gross margin decreased to 34.5% compared to 41.4% during the fourth quarter of last year, with the decline in gross margin primarily attributable to the acquisition of Irwin, which historically operated at a lower gross margin than Legacy FitLife.

Contribution as a percentage of revenue decreased to 29.6% compared to 34.9% during the fourth quarter of last year. Excluding the impact of the amortization of the inventory step-up at Irwin, gross margin and contribution margin as a percentage of revenue would have been 37.0% and 32.2%, respectively, during the fourth quarter of 2025.

Management commentary

Dayton Judd, the Company’s Chairman and Chief Executive Officer, commented, “Other than at MRC, where revenue declined 15% over the course of the year, 2025 was a strong year for all of our brand groupings. Excluding MRC and MusclePharm, the other Legacy FitLife brands delivered organic growth of 6%. MusclePharm delivered organic growth of 5%, with growth in both the online and wholesale channels. And in its first full quarter of ownership, Irwin delivered organic growth of 6%.

“We began paying down debt during the fourth quarter, with a scheduled amortization payment of $1.5 million on the term loan and an additional $0.4 million reduction on our revolver. During the first quarter, we reduced the outstanding balance on the revolver further by approximately $1.4 million in addition to a scheduled amortization payment on the term loan of $1.5 million on March 31. We intend to continue allocating our available free cash flow to debt reduction.

“During our previous earnings call in November, I provided commentary about emerging weakness we were observing across our brand portfolio. During the first quarter of 2026, this weakness has persisted across most brands and channels. From a macro environment perspective, given the backdrop of economic and political volatility, we know there are broad-based consumer confidence concerns, particularly for discretionary products. Consumer sentiment remains near all-time lows, and consumer discretionary spending has been declining since late last year and is at the lowest level it has been in the past four years. However, we know there are some things we should be doing regardless of the economic environment to improve our performance.

“The Company is focused on five key initiatives that we anticipate will favorably impact revenue and cost in the future. These priorities are to (1) drive meaningful improvement in Irwin’s supply chain, (2) increase focus on new product development at Irwin, (3) drive awareness and demand generation for our products off-Amazon, (4) leverage Irwin’s sales team to cross-sell other FitLife products into the wholesale channel, and (5) reduce SG&A through operating efficiencies.

“Despite the weakness late in the fourth quarter and into the first quarter, I am encouraged by the continued growth of online revenue for Irwin, particularly on Amazon. We ended the fourth quarter at a run rate of approximately $0.5 million of revenue on Amazon from Irwin’s products. I am encouraged that growth has continued throughout the first quarter, with monthly revenue now approximately $0.8 million. In other words, in a few short months, this has become a business with roughly $9-10 million of annual revenue on a run rate basis, with margins higher than our traditional wholesale business. In addition, for a number of reasons, we believe there is the potential for additional long-term revenue and profit growth for Irwin products in this channel. The online growth we are experiencing at Irwin is encouraging, but at this point we are not able to determine whether it will fully or only partially offset the weakness we are experiencing elsewhere in our business.”

Earnings Conference Call

The Company will hold an investor conference call on Wednesday, April 1, 2026 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 115536. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 500 different products online and through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2025	December 31, 2024

ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$1,646	$4,468
Restricted cash	-	52
Accounts receivable, net of allowance for credit losses of $9 and $41, respectively	8,765	1,626
Inventories, net of allowance for obsolescence of $247 and $100, respectively	21,324	11,074
Prepaid expense and other current assets	1,334	923
Total current assets	33,069	18,143

Property and equipment, net	128	75
Right of use asset	682	412
Intangibles, net of amortization of $499 and $152, respectively	51,440	26,235
Goodwill	19,393	13,022
Deferred tax asset	1,525	644
Other assets	83	-
TOTAL ASSETS	$106,320	$58,531

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$6,911	$4,067
Accrued expense	5,429	684
Income taxes payable	1,704	1,415
Product returns	1,039	564
Term loan – current portion	6,094	4,500
Lease liability – current portion	433	81
Total current liabilities	21,610	11,311

Revolving line of credit	5,600	-
Term loan, net of current portion and unamortized deferred finance costs	32,849	8,550
Long-term lease liability, net of current portion	272	331
Derivative liability	26	-
Deferred tax liability	2,324	2,213
TOTAL LIABILITIES	62,681	22,405

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of December 31, 2025 and 2024	-	-
Common stock, $0.01 par value, 120,000 shares authorized; 9,391 and 9,210 issued and outstanding as of December 31, 2025 and 2024	94	92
Additional paid-in capital	32,213	31,129
Retained earnings	11,893	5,567
Accumulated other comprehensive loss	(561)	(662)
TOTAL STOCKHOLDERS' EQUITY	43,639	36,126
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$106,320	$58,531

FITLIFE BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Years ended December 31,
	2025	2024

Revenue	$81,458	$64,469
Cost of goods sold	50,005	36,389
Gross profit	31,453	28,080

OPERATING EXPENSE:
Advertising and marketing	4,860	4,626
Selling, general and administrative	14,036	9,972
Merger and acquisition related	2,075	255
Depreciation and amortization	420	108
Total operating expense	21,391	14,961
OPERATING INCOME	10,062	13,119

OTHER EXPENSE (INCOME)
Interest income	(98)	(69)
Interest expense	1,863	1,367
Other expense	49	-
Foreign exchange loss (gain)	19	(50)
Total other expense, net	1,833	1,248
INCOME BEFORE INCOME TAX PROVISION	8,229	11,871

PROVISION FOR INCOME TAXES	1,903	2,887

NET INCOME	$6,326	$8,984

NET INCOME PER SHARE
Basic	$0.68	$0.98
Diluted	$0.63	$0.91
Basic weighted average common shares	9,347	9,197
Diluted weighted average common shares	9,977	9,898

FITLIFE BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,326	$8,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	420	108
Allowance for credit losses	(32)	24
Allowance for inventory obsolescence	147	(62)
Stock-based compensation	404	459
Amortization of deferred finance costs	40	41
Write-off of deferred financing costs	49	-
Amortization of inventory step-up	1,045	-

Changes in operating assets and liabilities:
Accounts receivable - trade	210	361
Inventories	(582)	(2,109)
Deferred taxes	(881)	148
Prepaid expense and other assets	200	692
Right of use asset	242	90
Accounts payable	743	866
Income taxes payable	(54)	634
Lease liability	(223)	(107)
Accrued liabilities and other liabilities	(582)	(512)
Product returns	(33)	(7)
Net cash provided by operating activities	7,439	9,610

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for Irwin acquisition	(42,500)	-
Purchase of property and equipment	(42)	(10)
Net cash used in investing activities	(42,542)	(10)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	682	17
Borrowings on 2025 term loan	40,452	-
Payments on 2025 term loan	(1,523)	-
Payoff of 2023 term loans	(10,875)	-
Payments on 2023 term loans	(2,250)	(7,000)
Borrowings on line of credit	5,600	-
Net cash provided by (used in) financing activities	32,086	(6,983)

Foreign currency impact on cash	143	5

CHANGE IN CASH AND RESTRICTED CASH	(2,874)	2,622
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	4,520	1,898
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,646	$4,520

Supplemental cash flow disclosure
Cash paid for income taxes	$2,362	$2,498
Cash paid for interest, net of amounts capitalized	$1,748	$1,361

Non-cash investing and financing activities
Addition to right-of-use assets from new operating lease liabilities	$-	$386

Non-GAAP Financial Measures

The financial information included in this release and the presentation below contain certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and non-GAAP adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented below, non-GAAP EBITDA excludes interest, foreign currency gain/loss, income taxes, and depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, foreign currency gain/loss, taxes, depreciation and amortization, equity-based compensation, M&A/integration expense, restructuring and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

The Company’s calculation of Adjusted EBITDA for the year ended December 31, 2025 and 2024 is as follows:

	Year ended December 31,
	2025	2024
	(Unaudited)	(Unaudited)
Net income	$6,326	$8,984
Interest expense	1,863	1,367
Interest income	(98)	(69)
Foreign exchange (gain) loss	19	(50)
Provision for income taxes	1,903	2,887
Depreciation and amortization	420	108
EBITDA	10,433	13,227
Non-cash and non-recurring adjustments
Stock-based compensation	404	459
Merger and acquisition related	2,075	255
Amortization of inventory step-up	1,045	-
Writeoff of deferred financing costs	49	-
Restructuring costs	-	184
Adjusted EBITDA	$14,006	$14,125